Exhibit 10.12

TRANSITION SERVICES CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), dated as of December 31, 2018 with an effective date of February 1, 2019 (the “Effective Date”), is entered into by and between Alzamend Neuro, a Delaware corporation, having his headquarters 3802 Spectrum Boulevard, Suite 112C, Tampa, Florida 33612 and William B. Horne, an individual (the “Consultant”). This Agreement supersedes any prior oral or written agreements between the parties hereto related to the matters set forth herein.

WHEREAS, Company desires to engage the services of Consultant to assist the Company as outlined below.

NOW THEREFORE, in consideration of the mutual obligations contained herein, the parties agree as follows:

1.          Term and Termination of Consultancy. The Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and the Consultant hereby agrees to provide services to the Company commencing on the Effective Date and ending one year therefrom (the “Consulting Period”).

2.          Duties of Consultant. The Company hereby contracts for the services, consisting of assisting the Company with his financial statements and related matters, and Consultant agrees to perform such services as may be requested by the Company from time to time during the term of this consulting (the “Services”). All Services provided by the Consultant hereunder shall be carried out to the best of his ability and in conformity with any oral or written instructions of the Company. Consultant shall devote such business time and energies as required to enable Consultant to fulfill his obligations hereunder.

3.            Independent Contractor Relationship. This Agreement is intended to create an independent contractor relationship between Consultant and Company, which is described in Section 3508 of the Internal Revenue Service Code, and shall be interpreted to effectuate such intent between the parties.

(a)            No Taxes Withheld from Compensation. Company will not withhold any taxes from any compensation paid to Consultant according to this Agreement. It is acknowledged and agreed by the parties that Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of Consultant to make, in connection with compensation paid to Consultant according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained.

(b)            Consultant Controls Time and Effort. It is agreed that Company is interested only in the ultimate results of Consultant’s activities pursuant to this Agreement, and that Consultant shall have exclusive control over the time and effort invested by Consultant pursuant to this Agreement, and the manner and means of Consultant’s performance under this Agreement, provided, however, that the Consultant shall meet such project deadlines as established by the Company from time to time.

(c)            Independence from Company. The parties further agree that Consultant shall have no control or supervision over Company’s employees, officers, directors, representatives or affiliates in relation to the Services. Consultant shall at all times represent himself and be construed as independent of Company. Consultant shall not, under any circumstances, be deemed to be a servant or employee of Company for any purpose, including for Federal tax purposes. Consultant’s relationship to Company is that of an independent contractor, and nothing in this Agreement shall constitute this Agreement as a joint venture or partnership between Consultant and the Company. Consultant shall have no authority to bind Company or any of his employees, officers, directors, representatives or affiliates by any promise or representation, oral or otherwise, unless specifically authorized in a writing bearing an authorized signature of a Company officer, director or representative.

4.          Compensation; Expenses. For the performance of the Services described in herein, the Company shall pay to the Consultant a monthly fee of $4,167.00 Dollars (the “Compensation”), by wire transfer no later than the fifth (5th) calendar day of each month, against receipt of proper tax invoice delivered at least 2 days prior to such date, for Services rendered in the month prior. Payment of the Compensation shall be subject to withholdings taxes under applicable law which however shall not be withheld should a proper exemption be delivered to the Company by the Consultant.

5.            Expenses. Consultant agrees to pay for all his expenses (phone, mailing, labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company’s constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company in writing prior to it incurring an obligation for reimbursement.

6.            Representations of Consultant. Consultant represents and warrants to the Company that:

(a)            he has the power, authority, and legal capacity to enter into and to perform this Agreement;

(b)           this Agreement when executed and delivered by the Consultant will be a legal, valid and binding obligation enforceable against the Consultant in accordance with its terms;

(c)            neither the execution and delivery by the Consultant of this Agreement, nor the performance by the Consultant of the Services contemplated hereby, will conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Consultant is a party or by which the Consultant is bound (including any agreements relating to the confidential or proprietary information of a third party);

(d)           except for material specifically identified by the Consultant in a written notice to the Company and specifically acknowledged by the Company in writing as either (i) material in the public domain or (ii) material from other works as may be included with the written permission of the owners of all rights therein, the Services are and shall be original to Consultant, and no Person (other than the Company) has or shall have any rights thereto. For purposes of this Agreement, “Person” means any individual, partnership, corporation, limited liability company, association, joint venture, organization, trust or other entity;

(e)            he is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the Services;

(f)            the performance by the Consultant of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant;

(g)            he is aware that the federal securities laws restrict trading in the Company’s securities while in possession of material non-public information concerning the Company as well as the requirements of Regulation FD that prohibit communications of material non-public information, and the requirements thereof in the event of an unintentional or inadvertent non-public disclosure.

7.          Covenants of the Consultant. Consultant (on his own behalf and on behalf of any and all related parties, affiliates, owners, members, employees, officers and directors) agrees with, and covenants to, the Company that:

(a)           he (and such persons) will comply with all laws, rules and regulations related to the activities on behalf of the Company contemplated pursuant to this Agreement; and

(b)           he will at all times engage in acts, practices and courses of business that comply with Section 17(a) and (b) of the Securities Act of 1933, as amended, as well as Section 10(b) of the Securities Exchange Act of 1934, as amended.

8.          Confidential Information. Consultant acknowledges that, pursuant to this Agreement, he may be given access to or may become acquainted with certain information, trade secrets or both, of Company (collectively, the “Confidential Information”) and the exclusive property of Company. During and following the Consulting Period, the Consultant will hold in confidence the Confidential Information and shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or entity, any of the Confidential Information except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement. Consultant expressly agrees that the Confidential Information affects the successful and effective conduct of Company’s business and his good will, and that any breach of the terms of this section by Consultant is a breach of this Agreement.

9.          Attorney’s Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other reasonable costs incurred in connection with such action or proceeding, in addition to any other relief to which it may be entitled.

10.          Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

11.          Choice of Law, Jurisdiction and Venue. The corporate laws of the State of New York shall govern all issues concerning this Agreement. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting the New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12.          Complete Agreement. This Agreement contains the entire understanding of the parties relating to the subject matter hereof. This Agreement may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[signatures appear on next following page]

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be duly executed as of the date first above written.

“Company”	ALZAMEND NEURO, INC.

By:	/s/ Stephan Jackman
Stephan Jackman
Chief Executive Officer

“Consultant”	WILLIAM B. HORNE

By:	William B. Horne
William B. Horne
an Individual